Exhibit 99.1

Dendreon Names W. Thomas Amick President and Chief Executive Officer

SEATTLE, JULY 30, 2014 – Dendreon Corporation (Nasdaq: DNDN) today announced that its board of directors has appointed W. Thomas Amick as president and chief executive officer, effective immediately. Mr. Amick has also been appointed to the Company’s board of directors. Mr. Amick succeeds John H. Johnson, who previously announced his plans to step down as president and chief executive officer for personal reasons. Mr. Johnson will work with Mr. Amick through August 15, 2014 to ensure a smooth transition.

Mr. Amick brings to Dendreon significant experience within the pharmaceutical and life sciences industry. Most recently from 2010 to 2012, he served as chairman and chief executive officer of Discovery Labs, a specialty biotechnology company. Under his leadership, Discovery Labs was granted approval for Surfaxin, the first synthetic lung surfactant approved for use in premature infants. Prior to that, Mr. Amick enjoyed a highly successful 30-year career with Johnson & Johnson where, as vice president of the Ortho Biotech Oncology Franchise, he launched Procrit® (epoetin alfa) and built J&J’s oncology franchise into a multi-billion dollar operation, making Procrit the most successful product in J&J history at the time. Mr. Amick also previously held positions as president of Ortho Biotech Europe, president of Janssen-Ortho Canada, and vice president of J&J Development Corporation (the venture capital division of J&J).

“Tom’s appointment is the result of a thorough search process,” said Douglas G. Watson, chairman of the board. “We believe that Tom’s leadership experience and oncology product expertise make him an excellent fit for Dendreon.”

“I have a great passion and respect for Dendreon’s mission of transforming the lives of patients through the discovery, development and commercialization of innovative cancer treatments,” said Mr. Amick. “I believe that PROVENGE is a unique immunotherapy treatment and look forward to working with the Dendreon team.”

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development, commercialization and manufacturing of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy (ACI) product candidates designed to stimulate an immune response in a variety of tumor types. Dendreon’s first product, PROVENGE® (sipuleucel-T), was approved by the U.S. Food and Drug Administration (FDA) in April 2010. Dendreon is exploring the application of additional ACI product candidates and small molecules for the potential treatment of a variety of cancers. The Company is headquartered in Seattle, Washington, and is traded on the NASDAQ Global Market under the symbol DNDN. For more information about the Company and its programs, visit http://www.dendreon.com/.

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Dendreon’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, whether we are able to pay off or refinance our indebtedness, the dilution or other effects resulting from capital raising or debt restructuring transactions, our inability to achieve and sustain commercial success for PROVENGE; the identification of efficacy, safety or other issues with PROVENGE; a slower than anticipated adoption by treating physicians of PROVENGE for the treatment of patients with advanced prostate cancer for a variety of reasons, including competing therapies, instability in our sales force, the risk that we cannot replace vacant sales positions on a prompt basis, perceived difficulties in the treatment process, delays in obtaining reimbursement or for other reasons; any promotional limitations imposed by the FDA or the EU on our ability to commercialize and market PROVENGE; unexpected difficulties and costs associated with the rapid expansion of our commercial operations to support the commercial launch of PROVENGE; the impact of competing therapies on sales of PROVENGE, the failure to achieve reimbursement approvals in Europe, manufacturing or quality difficulties, disruptions or delays and other factors discussed in the “Risk Factors” section of Dendreon’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014. All forward-looking statements are qualified in their entirety by this cautionary statement. Dendreon is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

CONTACT:

Dendreon Corporation

Corporate Communications

Lindsay Rocco, 862-596-1304

media@dendreon.com